EXHIBIT 99.1

ENTERPRISE FINANCIAL SERVICES CORP

Moderator:     Peter Benoist
May 3, 2012
2:00 p.m. ET

Operator:	Good afternoon. My name is Stephanie, and I will be your conference operator today.

At this time, I would like to welcome everyone to the Enterprise Financial Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Peter, you may begin your conference.

Peter Benoist:
Thank you, Stephanie, and thank all of you for taking the time to join our call this afternoon. I have with me Frank Sanfilippo, our chief financial officer, and Steve Marsh, who is president of our bank and our chief credit officer. As is our custom, we'll make some prepared remarks and then turn the session over to you for question-and-answer.

I'd like to remind all listeners that during this call we will be making forward-looking statements. Actual results may differ materially from results contemplated in our forward-looking statements as a result of various important factors, including those described in our 2011 annual report on Form 10-K and in subsequent filings with the SEC.

Forward-looking statements speak only as of today, Thursday, May 3, 2012, and the company undertakes no obligation to update them in light of new information or future events.

I'd also like to remind you that you can find a copy of our first quarter press release, which includes reconciliations of non-GAAP financial measures referred to in this conference call, in the Investor Relations section on our website.

Hopefully you have had a chance to review our year-end 2011 results and our Form 10-K, in which we reported out fully diluted earnings per share of 36 cents for the fourth quarter and $1.34 on a fully diluted basis for the full year, all on a restated basis.

As you're aware, there is pending litigation which consists of one known lawsuit which has been filed related to the financial restatements, so we don't intend to comment on that any further, other than what's already been discussed in our public filings.

We ended 2011 on a pretty positive note from a core business perspective. We showed continued solid C&I loan growth, continued improvement in our core deposit mix and in our cost of funds, continued improvement in asset quality and metrics in the core loan portfolio, continued but modest improvement in our wealth management business, and strong performance in our state tax credit brokerage activity on a year-over-year basis.

As we reported in our 10-K, the Olathe acquisition added about five cents to our earnings per share in 2011, and that was net of about 3 cents in conversion-related costs following our acquisition in late August. For 2012, the Olathe covered assets are being managed with the rest of our loss share portfolio, and the deposit base has been merged into the deposits of our Kansas City region. We continue to track the acquired deposits and can report that through the first quarter, our core deposit transaction retention rate has exceeded 90 percent, well ahead of plan.

Having said all of that, while the accounting issue related to our covered loan portfolio has taken significant management time and attention, our goal for the full year of 2012 is to continue to focus on improving the performance of our core business, which we view to be in a very competitive banking market.

Hopefully you noted in our 10-K that we set our expectations for the year in several areas, which include loan growth, net interest rate margin, our operating expense run rate, charge-off levels and covered asset yields, among others. Frank Sanfilippo will comment on each of these in more detail, particularly as they relate to our first quarter results.

Additionally, we have broken out the components of the covered loan book in detail in order for you to understand more clearly the relative impact of the performance of this portfolio on our earnings stream. While the covered loans represent the most variable component of our earnings, you'll note that we expect this variability to be significantly less in 2012 than what we experienced last year.

From an asset quality perspective, we are not expecting to see material improvement in 2012. You'll note that the first quarter core nonperforming asset levels are flat with the fourth quarter, and while our loss rate in the quarter was down significantly from year end, and we continue to show strong liquidation activity in our covered book, we are projecting provision expense on the core portfolio to mirror that of last year's.

Finally, in terms of capital, we do intend to make a formal application to redeem our Treasury preferred stock following the completion of our FDIC safety and soundness exam, which is scheduled for next month. We will be discussing our longer-term capital strategy at the company's regularly scheduled board meeting tomorrow. While the board is comfortable with a strategy of achieving a minimum tangible common equity ratio of 7 percent by the end of 2014, the various strategies to achieve that goal will be discussed at tomorrow's meeting. More details will be contained in our first quarter 10-Q, which will be filed next week.

I now want to turn it over to Frank to give us some more details on our first quarter performance.

Frank Sanfilippo:	Thank you, Peter. Good afternoon.

We reported net income of $6.2 million for the first quarter of 2012, or 31 cents per share, up 35 percent compared to the net income of 23 cents per share from the first quarter of 2011 and down 14 percent from the fourth quarter of 2011.

The performance of our covered assets acquired in our four FDIC acquisitions has had significant positive earnings impacts, though often volatile between quarters, and so I would like to cover that first.

Our first quarter press release shows the net revenue impact of the covered assets. We are not disclosing at this time the assumed funding cost related to these assets or the expense allocation associated with these activities. Those items are more stable, and we want to focus on the more volatile revenue and provision pieces.

The first three lines of that table sum to the interest income on covered loans in our P&L and drive the yield contributing to our net interest margin. Given the quarterly recasting or re-measurement of cash flows, and the reality of accelerated payoff activity, the yield on the covered loans has been and will continue to have some volatility. Over the past five quarters, the acceleration activity and lower estimates of losses on the loans have driven this yield higher.

While lower estimates of losses have driven the yield on these loans higher on a prospective basis, the lower losses also had a negative effect on our fee income, as shown with the negative change in FDIC loss share receivable. Since the loans on average have longer lives than the FDIC loss share receivable agreement, there are timing issues with the accounting as the negative accretion in the prospective periods can more than offset the increased yield on the loans in a particular quarter or year.

However, over the life of the assets, the increased economic benefits to the company do eventually flow through the P&L, all things being equal. We do expect continued negative accretion on the FDIC loss share receivable in 2012, absent any significant changes in the loss estimation results of our quarterly recasting process or any significant accelerations of cash flows.

The accelerations of cash flows are due to unexpected loan payoffs and are unpredictable to a large degree. Through our recasting process, we do utilize prepayment assumptions, but with troubled loan portfolios, there can be surprises. We had 14.3 million of accelerated cash flows in 2011. Once again, there is generally an offset through non-interest income for any FDIC loss share receivable connected with the loan that prepaid, and that offset was $7.5 million in 2011. So net, there was a $6.8 million benefit from accelerations in 2011 that we cannot say will repeat in 2012.

As part of the recasting process, if our projection of cash flows on a particular loan pool is less than previously expected, impairment is recorded via a provision for loan losses. However, there is generally an 80 percent offset in the FDIC loss share receivable that would flow through fee income. If the projection of cash flows on a particular loan pool is greater than previously expected, those entries are essentially reversed.

Management hopes this additional visibility on the loss share results will allow readers to see more clearly the results of our core banking business, so let me make a few comments on that business relative to net interest income, non-interest expenses, and taxes.

The company comments in the release that the net interest rate margin, excluding the covered assets, was 3.45 percent in the first quarter of 2012, compared to 3.36 percent in the linked fourth quarter of 2011. This improvement was due to a better earning asset mix and improved funding costs in mix.

While we are not projecting this core margin for 2012, there are several factors to consider. Number one, we do expect non-covered loan growth in 2012 similar to 2011, which was 7 percent. Steve will comment further, but competition for good C&I credit is fierce, and loan yields will be pressured.

Two, we continue to emphasize improvement in our deposit mix and have some room on our deposit costs to fall relative to peers. We have pressure on investment yields, as cash flows from the mortgage-backed securities or sales proceeds have to be reinvested.

And, four, assuming we can achieve the loan growth noted, there is an opportunity to improve our earning asset mix and thus our earning asset yield.

Non-interest expenses were $21.4 million in the quarter as compared to $23.4 million in the linked fourth quarter and $18 million in the first quarter last year. We expect expenses to run $20 million to $22 million per quarter in 2012. We attributed the growth in expenses from one year ago primarily to our acquisition activities, both the FDIC assisted transactions and acquisitions of talent.

Being a growth company, the increase in expenses are expected, but only if we are creating positive leverage on those expenses with the revenues produced. A proxy for this is the efficiency ratio. Unfortunately, the volatility within the covered asset revenues discussed above disguise any progress in the efficiency ratio. If we separate the loss share assets from the core banking business. The core banking business targets an efficiency ratio in the mid-50s, and we are comfortable with that level, given our business model.

Obviously, if the desired revenue growth is not achieved or falls, we will have to address the expense side more intentionally. The effective tax rate in the first quarter of 33 percent is a reasonable estimate to use, given the company's earnings level and current permanent differences between book and tax basis.

Now, Steve Marsh, our CEO of Enterprise Bank and Trust, has some comments on the loan portfolio and asset quality observations. Steve?

Steve Marsh:	Thank you, Frank.

At March 31, 2012, the total portfolio was $2.2 billion. That consisted of $1.9 billion of organic loans and about $300 million of loans covered by loss share agreements. The balance of my comments will relate to the organic portfolio.

In the first quarter, organic loans grew $20 million, or 1 percent. On a year-over-year basis, organic loans grew $156 million, or 9 percent. We were especially encouraged by the C&I growth which was lifted $179 million on a year-over-year basis, 29 percent. Construction and development financing went down $44 million, or 13 percent.

To discuss the sources of new business, the new business came from new relationship managers and our lending niches. Several years ago, we realized that it would be necessary to compete on bases other than price, and we started a strategy of lifting out experienced relationship managers. In the first quarter, four of the five top loan producers did not work at Enterprise Bank three years ago, so we're starting to see the results of that work. Although the construction development lending declined overall, we are willing and able to make new construction loans. The construction loans that we made in the first quarter were to existing customers or existing projects in our footprint.

We've experienced the most robust loan growth in the St. Louis marketplace. All three markets - St. Louis, Kansas City, and Phoenix - have benefited from noise in the banking environment. We added new relationships from troubled institutions. We also benefited in all three markets due to consolidation of our competitors. As Peter and Frank have both noted, we expect organic growth to be close to the growth achieved in 2011, or 7 percent.

Turning to loan quality on the organic side, non-performing loans were $47 million, $47.2 million at March 31, 2012, up slightly from $41 million at the end of the year. Non-performing loans as a percentage of loans were 2.46, up from 2.19 at year end, about the same as they were a year ago, at 2.47.

The new non-performings in the first quarter, except for $1 million, were all previously identified credits, were A-rated credits, the majority of the new non-performers were spread over three relationships that were not construction development related, although we did have real estate collateral for those. At the end of the first quarter, we had $19.7 million of organic other real estate owners, virtually unchanged from year end, down from $28.4 million a year ago.

Peter mentioned - and it's our position - that we continue to expect slow improvement in credit quality, slow because the real estate markets, especially in St. Louis, are slow. Kansas foreclosure laws - and we have a lot of our collateral in Kansas - result in almost a one-year delay from the time of default from the time we get our hands on the property.

Overall, we expect a general level of improvement in our classifications which were $130 million at 12/30/10 and about $103 million at 3/31. So we feel like there is some room for the comment that there's progress in the portfolio.

Charge-offs as Frank mentioned in the first quarter were $2.1 million on the organic portfolio. On an annualized basis, that would be about 45 basis points. The provision expense was $1.7 million, largely due to downgrades in the quarter. One year ago provision expense was $3.7 million. For all of 2012, we expect the organic provision to be $13 million to $14 million.

In general, looking at the entire organic portfolio, we're encouraged by loan growth, especially C&I loan growth. We expect a slow, but steady improvement in credit quality, expect charge-offs to be consistent in the $15 million to $20 million range.

Competition remains a very difficult, especially for good quality C&I loans, and I think you'll probably see the results of that in our organic loan pricing. But we remain optimistic about 2012.

Now I'll turn it back over to Peter for a summary comment.

Peter Benoist:	(Stephanie), I think we're ready to entertain questions.

Operator:
At this time, I would like to remind everyone, in order to ask a question, please press star, one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. And, again, if you would like to ask a question, please press star, one on your telephone keypad.

And there are - oh, we do have a question from the line of (Daniel Cardenes). Your line is open.

(Daniel Cardenes):	Afternoon, guys.

Male:	Hi, (Dan).

Male:	Hi, (Dan).

(Daniel Cardenes):	So what are you seeing out there that's giving you confidence that you can grow your portfolio 7 percent for 2012?

Male:
Well, I know the first quarter numbers would add some caution to that, but, you know, we did grow loans strongly last year. Loan pipelines remain strong, and the portfolios of the people that we brought over continue to be robust. You know, we're talking to people. I think people are convinced that the model that we have is a model that they can - that they're looking for.

So - and as I mentioned in my formal comments, there still is some disruption in our marketplace from a handful of problem institutions and from consolidation. So we're talking to a number of people at this time that are considering Enterprise Bank, among others, for moving their relationship to. So, obviously, there are no guarantees, but we're confident that the 7 percent growth is achievable. We achieved it last year.

(Daniel Cardenes):	All right. And do you think this is more just a market share grab, not necessarily customers feeling better about the economy and coming out and actually tapping lines and...

Male:	Yes, line usage remains very soft. One source - we talked about the niches, and the merger and acquisition business has picked up in the last year to year-and-a-half, so that's been a major source of business for us. So that part of it is new. Our existing customers do remain cautious, and line usage is low.

(Daniel Cardenes):	OK. And then just kind of a quick question on the TARP retirement. Are you guys looking to do that with internal funds? Or is that something that maybe you would consider going to the capital markets?

Male:	Yes, I think as I indicated in my remarks, that's the discussion we're going to have tomorrow at the board meeting. So I really can't answer your question any further.

(Daniel Cardenes):	OK. Fair enough. All right. Thank you.

Male:	Thanks, (Dan).

Operator:	Your next question comes from the line of (Chris McGrady). Your line is open.

(John Barber):	Good afternoon. It's (John Barber) filling in for (Chris).

Male:	Hi, (John).

Male:	Hi, (John).

(John Barber):	How are you? Maybe I'll ask the TARP repay question a little differently. How much cash do you have at the holding company right now?

Male:	About $18 million, (John).

(John Barber):	And your ability to upstream? Can you talk about that?

Male:	There we do, you know - if we have regulatory approval, we do have the ability to upstream necessary funds from the bank.

(John Barber):	OK. And just your peers are at probably (a TC ratio) above seven, tier one common, around 9 percent. Kind of, when's the reasonable period when you expect it to get there?

Peter Benoist:	To get to 9 percent? Is that your question?

(John Barber):	Sorry, I missed that, Peter. What'd you say?

Peter Benoist:	To get to 9 percent? Is that your question?

(John Barber):	Just a (TC ratio) of 7 percent and a tier one common of 9 percent.

Male:	Yes, we're saying (TCE) at about the end of '14.

Male:	Right.

(John Barber):	OK. All right, we talked about the increase in non-performing loans. It was primarily contained to three relationships. Are those coming from any particular markets?

Male:	They were primarily St. Louis.

(John Barber):	OK.

Male:	There were three relationships. Two were St. Louis, one was Kansas City, so - but primarily St. Louis.

(John Barber):	All right. And how should we think about the overall size of the balance sheet going forward?

Male:
You know, I think of it as stable. Frank indicated in his remarks, we think we have some re-pricing room on the liability side yet, but in that context we've given you an indication in terms of our loan growth estimates. We are not looking at, obviously, any acquisition opportunities at all. So I'd say stable.

Male:
Yes, I would just add, (John), I mean, we're basically funding most of our loan growth through the cash - either the excess cash we have on the balance sheet or just cash flows from the mortgage-backed securities and such. That's also helping fund our - the CD run-off, which we continue to do and we've stated in our releases to try to lower the cost of funds (inaudible) rollout.

(John Barber):	Thanks, Frank. Just building on that, I guess, what's the level of cash that you're comfortable kind of running with? I mean, it's about - over 5 percent of assets...

Male:	(Inaudible)

(John Barber):	Just at the bank.

Male:
Oh, OK. Well, it probably - I'll tell you what. Let me just check one thing. I'm sorry. I don't have a - I don't think of it that way at the bank. I really look at, you know, the - we target things. So investment portfolio at 15 percent to 20 percent of assets. And then our current levels of earning assets to assets are probably about right, because we have the FDIC indemnification asset that's rather large, but I'll be coming down, so I guess - I would think it'd be less than 5 percent, just straight cash.

(John Barber):	All right. Thanks for taking my questions.

Male:	No problem.

Male:	Thank you, (John).

Operator:	Your next question comes from the line of (Brian Martin). Your line is open.

(Brian Martin):	Hi, guys.

Male:	Hello, (Brian).

Male:	Hi, (Brian).

(Brian Martin):
Say, Steve, just the number you gave on the classifieds in the quarter, that - can you just run back over that? Was that - does that include the substandard in (down flow)? What was the number you quoted? I guess I just didn't catch that.

Male:
Oh, yes. That would be substandard and doubtful, yes. The $130 million to $102 million is classified credits, so that can be a predictor of non-performers. It's not perfect, but it can be a predictor of that.

(Brian Martin):	OK, and that does not include OREO, correct?

Male:	Correct.

Male:	That is correct.

(Brian Martin):
OK. And then, you know, I guess, can you guys just - Peter, you talked a little bit about the TARP. As far as your willingness to, be in a position to bid on that, should it - should it come up for auction, is that something you guys are thinking about? I guess I understand the strategic, you know, I guess, meeting you guys are having tomorrow, but, you know, I guess, is that something that you guys would consider doing? I guess, is that on the table? And would you need (inaudible)

Male:	I think we have - (Brian), I think we'll have all the options on the table, but I can't give you any indication one way or the other.

(Brian Martin):	Do you need permission to - to do that? And if so, I guess have you guys - I mean, when would you or could you get permission, if you haven't already? What is that contingent upon?

Male:	We do need regulatory approval. And I think as I indicated, we've not made any formal application to do anything, but we'd expect to do it following our safety and soundness exam, which is next month.

(Brian Martin):
OK, so it's next month. OK. And as far as just the margin, you touched on it a little bit, Frank. You know, what - I guess maybe I just didn't catch all of it. The core margin, obviously, went up. And when you guys think about the performance and the loan pools going forward, if they hold stable, I guess, what was your - you know, what was your thought on the margin, as you look forward here?

Male:	I just said that - I didn't give an exact number or range on that, (Brian).

(Brian Martin):	Right.

Male:	I just listed out the various factors. So while you have some pressure on - while we were expecting loan growth, and hopeful overall that's better earning asset mix, right...

(Brian Martin):	Right.

Male:	... and we - we had a little bit of room still on the deposit side from a deposit cost perspective.

(Brian Martin):	OK.

Male:
Obviously, investment yields on reinvestment are getting pressured, unless we choose to extend, which generally we wouldn't that much or that long. And so those I leave it to your predictive abilities there.

(Brian Martin):	OK. All right. And then...

Male:
We do make the forward-looking statement that overall the margin for the company will be north of 4 percent. We do state that specifically. But I'm not making any - we're not making any projection on the core margin.

(Brian Martin):	Right, OK. All right, and maybe just...

Male:	(Inaudible)

(Brian Martin):
And then maybe just back to credit for one minute, and that was the - (the addition to non-accrual up a bit this quarter), as well as the, you know, (the 30 to 89 day). You know, I guess, can you just talk a little bit about what - what was driving that? Or is that - you know, I guess - you know, I realize the (inaudible) are still at a low level and (the additions to non-accrual) are

- they're certainly off where they were, you know, kind of inflows at the peak, but I guess just - are they just going to bounce around? Was there anything unusual this quarter?

Male:
Yes, they - I think they will bounce around. The economy remains weak in all our markets. As I mentioned, they weren't construction development-related. They were operating companies. There was really no common tie to the larger ones that came on, and, you know, I'd point out that it's relatively small increase spread over - there's more than three companies, but three major ones.

Male:
(Inaudible) there were no surprises as it relates to that, and I think in the context of our overall statement, we do think it'll bounce around, but on average, things are going to remain pretty stable in terms of the asset quality metrics.

(Brian Martin):
OK. And nothing concerning in the - I mean, the C&I, you know, there's a little bit of weakness in the C&I non-performings. I mean, that seems to have been at a - you know, a sub-1 percent delinquency type of number. It flipped up a little bit above that. Is there anything that's going on there that causes you any concern?

Male:	No, nothing - nothing serious.

(Brian Martin):	OK. And, Frank, maybe just - the line on the table, the disclosure you guys gave on that, the change in the FDIC loss share receivable line...

Male:	Yes.

(Brian Martin):
Can you just walk through the math on - you know, I guess that line item in particular, and just kind of the inflows and outflows and how to think about that, you know, as we go forward? I know you talked about it being a - your expectation is it being a negative, you know, as you - as you go throughout the year, but I just - just to get some understanding of, you know, how to think about that number would be helpful.

Male:
Well, we can - we can certainly talk one-on-one with that more. But I guess for the benefit of the group, just to keep it simple and short, I think in general, (Brian), that FDIC loss share receivable obviously relates to the estimated losses that we have baked into our fair values on the assets, OK?

(Brian Martin):	OK.

Male:	And then - and so as those estimated losses come down, we have to lower that asset, and that asset gets lowered by a reduction in that fee income line. That's where it gets recognized. You know, I don't make the rules; we just follow them.

And then to the extent that losses, like we have to take provision on any particular pool of loans, there would be an offset that goes back at fee income or a positive through that line item, because we'd be increasing the FDIC asset, because we're recognizing a little more loss in that particular pool.

So that's really what's (bouncing it). And the other thing you've got to remember, as I commented on, is that that - the life of that - of that asset is tied in with the agreements, which are five year on the non-residential - and, I'm sorry - yes, five year on non-residential, 10 year on the residential, and so, as these age, there's a shorter life there, even though the loans may go over a further period of time.

(Brian Martin):	OK, so (inaudible)

Male:	Hopefully that helps. We can talk more about that, you know, if you want to call me.

(Brian Martin):
Yes, that helps. And just the - just two other things. The level of decline in the loss share or the loss - the FDIC loans this quarter, is that - was there something unusual about that? I mean, because it seemed like it was a little bit greater than the normal. Anything there? Was that...

Male:	Nothing - nothing in particular. It's really just - it's pay-downs, you know, liquidation...

Male:	Pay-downs.

Male:	(Inaudible)

Male:	(Inaudible) fair value adjustments, you know, as part of the recasting process affect the fair value, but as far as the big decreases, would be just, you know, payoffs or principal reductions.

Male:
OK. And lastly, just anything - from a staffing - you know, you talked about, you know, the top people being - you not being there a couple years ago. Are there plans to add more people at this point, Peter? I guess, are you feeling like the lenders you have are - you know, are what you need? Or are you still actively looking to add people and expect to add people this year?

Peter Benoist:
Yes, I would say, no, we're not actively out seeking additional talent at this point. I think we've always indicated we'll be opportunistic when the opportunity comes along. But we feel very good about our team, and I think our execution rate is good. The pipelines that Steve mentioned really continue to impress us in terms of what we see coming down the pike. So I think we feel pretty good about where we are right now, (Brian).

(Brian Martin):	OK, I appreciate it. Thanks, guys.

Male:	Thank you.

Operator:	Your next question comes from the line of (Steven Guyan). Your line is open.

(Steven Guyan):	Hey, good afternoon, guys.

Male:	Hi, (Steve).

Male:	Hi, (Steven).

(Steven Guyan):
Maybe just a question on the guidance for provision of net charge-offs. I was just wondering, is that a gross number that you're including or that - so does it include the covered and the non-covered loans?

Male:	No, the - that is just on the non-covered loans, (Steven).

(Steven Guyan):	OK.

Male:	And charge-offs would just be on the non-covered loan, right?

(Steven Guyan):	Got it, OK. And last question. What drove the accelerated accretion in the first quarter and the fourth quarter? Was it mostly FNBO? Or was there some benefit from Legacy and Valley?

Male:	Yes, I would say, in general, it was mostly Home National), (Steven). But we are seeing a little bit in the other portfolios. I mean, none of the portfolios are immune from that.

(Steven Guyan):	OK, got it. All right. Thanks for your time.

Male:	Thank you.

Male:	No problem.

Operator:	Your next question comes from the line of (Chris McGrady). Your line is open.

Male:	Hello, (Chris).

Male:	Is that (Chris) or (John)? Neither.

Male:	Hello?

Operator:	And he's out of the queue. We have (Tim Wooten) in the queue. Your line is open.

(Tim Wooten):
Yes, hello, gentlemen. Hi. One technical question, and then - did you - just going back to the provision, you would - so that was a non-covered charge-off rate of - what was the expectation for this year, I'm sorry?

Male:	We said that the non-covered net charge-offs would be similar to 2011, and so I believe they were $11 million in 2011, so you're in a range - you know, maybe 15 to 20.

(Tim Wooten):	... 15 to 20, OK.

Male:	Of net charge-offs on the non-covered loans.

(Tim Wooten):	Right, and a similar amount on the provision line? Is that what you said, as well?

Male:	We said on the provision that we'd expect it to be flat, and this is once again, on the non-covered loans, the provision would be flat or similar to 2011, where it was $13,300,000.

(Tim Wooten):
OK, right. Interesting. And then coming back just to the - I'm just trying to get a sense of the duration of the income from the four FDIC deals and the accounting. And I was looking at that table, which was very helpful. But the confusing part in that table was the one piece that I think was discussed, and that was the change in the FDIC loss share receivable.

And I think the discussion above in the two paragraphs basically indicate that, if you have accelerated cash flows, that that is going to decline, because the future value is going to be less. And if you have provisions, that's going to increase, and they sort of offset.

But in this quarter - and I was just trying to get a sense of the $2 million, almost $3 million change in FDIC loss provision, we had an accelerated cash flow of 2.7, and we have a provision of 2.3. And then we had a change in the receivable of almost three. And it just seemed a little bit larger than I would have expected, and I just want to get a sense of how that was. If you looked at the fourth quarter, the accelerated cash flows and the change are almost equal, so I'm just trying to get an understanding of how that works.

Male:
No, that's a good question. The piece that you're missing - and maybe I wasn't clear - you highlighted two of the things that affect the change in FDIC loss share. The other piece that I tried to explain was the fact that when we do this quarterly re-measurement process, to the extent that there is lower losses relative to - you know, in other words, increased cash flows, what happens is that the accretion income over the life of the loans gets higher. But then there's...

(Tim Wooten):	(Inaudible)

Male:	... (inaudible) offset in that change in FDIC.

(Tim Wooten):	Got it. And the gain on sale on other real estate, does that effect it, as well, or not?

Male:	It did not.

Male:	Did not.

(Tim Wooten):
It does not. OK, fine. So then effectively, you've increased the - based on what you just said, you believe that the cash flow, they're going to accelerate greater than the last quarter's expectation level? (inaudible) accelerated cash flows are increased. Therefore, the receivables would be decreased greater than what I just said.

Male:	It's possible.

(Tim Wooten):	OK.

Male:
Yes, it's possible, because the - the cash flows on the - as the cash flows grow up in your re-measurement process, those get spread prospectively over the life of those loans or those loan pools you're looking at.

(Tim Wooten):	Right.

Male:	And so those could be - those are generally longer than the - any adjustment to your indemnification asset, which may only have three years left on it.

(Tim Wooten):	Hmm, OK.

Male:
So that's what I mean, is that you have a - you know, you can have a more compact acceleration of the FDIC - or reversal of the FDIC indemnification asset versus what the yield, you know, benefits - the higher yield benefits that you're going to see. And that's the (inaudible) on that. It's just it can be timing - you know, timing.

(Tim Wooten):
And then I guess I had one other question, and that was, you guys readjusted the goodwill associated with your acquisitions this year, and it went down $17 million, which is actually a pretty big - wasn't it $17 million - I'm looking for the number (inaudible)

Male:	Yes, I believe you're right.

Male:	That's right.

Male:	I believe you're right.

Male:	(Inaudible) number.

(Tim Wooten):
... $17 million off of a base that was pretty high, too. What's the factors that actually go into re-establishing, I guess, the final establishment of the goodwill in your particular case? What went on?

Male:
Yes, well, in general, you know, they are provisional numbers, the way the accounting works, and so you do your best to estimate the fair value at day one or acquisition date. And then to the extent - up to a year after that acquisition date, if information becomes available that you didn't have at the time you set those initial estimates, and you can support that that - you should have known or that - that that value adjustment or new information existed at the acquisition date, you're allowed to recast goodwill.

And in our particular instance, there were - both from an FDIC clawback liability, as well as to the value on other real estate and what was passed to us, we just had some - I'll call it - not - well, I guess if it was a disagreement or a difference in interpretation of the agreement as to how OREO passed to us and also whether or not the clawback liability, how that applied in our case.

And so we were conservative and used our best information at the acquisition date, and subsequently that cleared. And a big part of that was the OREO piece, which was about $12 million or $13 million of that. And then the clawback was like another - I want to say $3 million or so.

(Tim Wooten):	Perfect. All right.

Male:	And those two factors drove most of the adjusting - adjustment in goodwill.

(Tim Wooten):	Got it. OK, fine. And then lastly, you said that basically the variability is very difficult on the FDIC revenue side, I think you said.

Male:	It is.

(Tim Wooten):	But it should over time decline, I guess, theoretically.

Male:	Yes. Yes.

(Tim Wooten):	So is the - do you have an estimate of what the average life remaining on that stream of earnings is, a range of, you know, three to five years, five to seven years, two to three?

Male:
You know, I would - I would say it is certainly greater than three, and it may even be closer to five. But the - that's based on just the - you know, the maturity dates of the loans. Obviously, how some - you know, how the borrowers that are performing in those pools, how they react, whether they refinance or not, I mean, that can effect that. But, yes, it's probably, you know, three to five years, is where I'd put it.

(Tim Wooten):
OK. Because I know - just one thing that caught my eye in that, is that you're - the indemnification receivable now being $172 million versus the actual portfolio loans of 266, I would presume that that's a pretty high ratio. And I would - theoretically, if you can't refinance, those things should stay out there for a little bit.

Male:	Yes, and you've also got to throw the OREO in there, as well.

(Tim Wooten):	Uh-huh. OK.

Male:	Because we get reimbursed for those losses, as well.

(Tim Wooten):	Uh-huh.

Male:	And then there's also expenses that are - you know, that come through unrelated to the balance sheet accounts that also go into - you know, you can go into that claim receivable. So...

(Tim Wooten):
Right. So that - so the decline this quarter, which I think you talked about, which was pretty significant - actually, on a sequential annual rate, it was like 40 percent - that shouldn't be something that we should expect, from fourth quarter to...

Male:	Yes, the $298 million down to $266 million.

(Tim Wooten):	Yes, that's a huge drop, 10 percent. And on obviously an annualized basis, that would be 40, so that's why I was asking the years. So...

Male:	Yes, I just can't comment on that.

(Tim Wooten):	OK, great. Thank you very much.

Male:	Thank you, (Tim).

Male:	Thank you, (Tim).

Operator:	Your next question comes from the line of (John Stewart). Your line is open.

(John Stewart):	Hey, good afternoon, guys.

Male:	Hi, (John).

Male:	Hi, (John).

(John Stewart):
I just want to try one more time on the loss share receivable through fee income. So clearly we understand that the accelerated pay-downs have an affect on that number, as well as the provision, both of which occurred this quarter. But - and I realize that you test the cash flows every - every quarter end, but can you just kind of tell us what you think the normal accretion level is, if you kind of adjust for the cash flows and - the accelerated cash flows and the provision, kind of strip that noise out? What is the normal run rate of that negative accretion?

Male:	You know, I can't say what's normal, because it could change again on the re-measurement next quarter.

(John Stewart):	No, I understand that, but just - but what would it have been normally, if you kind of back out some of that noise?

Male:	Yes.

(John Stewart):	For this quarter?

Male:
Yes, I don't - I don't have that number to give you, (John). I'll tell you what. We're - obviously, trying this out just to see how you guys and others react to it, relative to its usefulness. , We'll use, obviously, this call and other feedback that I get to see if maybe we can give a little bit more information maybe next quarter.

(John Stewart):
Yes, because, I mean, I guess you should - yes, well, it is. It just adds a lot of noise in the numbers. But you should get that accretion number adjusted up by roughly 80 percent of the provision you're taking.

Male:	Generally that's true. That's correct.

(John Stewart):
Yes, but we just - I guess I just don't know how to do that math against the accelerated cash flows. You're going to have normal cash flows, but the accelerated pay-downs, how that would change that, too, because I guess it depends on what the - what the loss share is against those assets, the impaired or not.

Male:	Exactly. Exactly. So you're understanding it, but it's - I understand you can't - you can't translate that to a number in total, in terms of what normal negative accretion would be.

(John Stewart):	OK. Yes, I mean, however you could help us with that going forward would be great.

Male:	OK.

Male:	OK.

Male:	Thanks, (John).

(John Stewart):	Thank you.

Operator:	And there are no questions in queue at this time. I'll turn the call back over to the presenters.

Peter Benoist:
Great. Thank you, (Stephanie). Just a general comment. A lot of our discussion has been around the variability of the covered book. We are trying to do additional disclosure there, in the context of working through the accounting issues.

Having said that, I just want to go back to the comment I made at the outset of the call, and that is that our real primary focus is on our core business, and I think we feel good about our results in the first quarter, not an outstanding quarter, but a good quarter. I think the core trends that we're focusing on are the ones we've covered in terms of both market share gains on the loan side and continuing to improve our mix on the funding side.

Assimilation of acquisitions obviously continues, and I think we feel very good about how all that has transpired. I think the numbers that came through on Olathe are pretty consistent with what we had indicated would be the case.

It's a tough banking market. I think that's true just about anywhere. We're aware of that. We are cautious about underwriting. We haven't seen any significant shift in underwriting risk at this point and how that - hopefully we won't, but that's an area that we are focused on and continue to watch closely. But having said that, we feel like we're off to a decent start this year, and as we continue that - and in subsequent quarters, hopefully, we'll keep those themes going.

So with that, we'd just like to thank all of you for your interest in the (FSC) and for taking the time this afternoon on the call. And we appreciate it. Thank you.

Operator:	This concludes today's conference call. You may now disconnect.

END